                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              Mastech Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                              MASTECH CORPORATION
                                1004 McKee Road
                          Oakdale, Pennsylvania 15071

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held on June 1, 1999
                               ----------------


  The Annual Meeting of Shareholders of Mastech Corporation (the "Company") will be held at the Company's Corporate Offices at 1004 McKee Road, Oakdale, Pennsylvania on Tuesday, June 1, 1999, at 9:30 a.m., to consider and act upon the following matters:

  1. The election of one (1) person to the Board of Directors; and

  2. Such other matters as may properly come before the meeting.

  The Board of Directors has established the close of business on March 26, 1999, as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors


                                          /s/ Michael J. Zugay
                                          Michael J. Zugay, Secretary


Pittsburgh, PA
April 30, 1999

                              MASTECH CORPORATION
                                1004 McKee Road
                          Oakdale, Pennsylvania 15071

                               ----------------

              PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held on June 1, 1999
                               ----------------

  This Proxy Statement is being furnished to the holders of the common stock, par value $.01 per share (the "Common Stock"), of Mastech Corporation, a Pennsylvania corporation, in connection with the solicitation by the Board of Directors of the Company (the "Board of Directors" or the "Board") of proxies to be voted at the annual meeting of shareholders (the "Annual Meeting") scheduled to be held on Tuesday, June 1, 1999 at 9:30 a.m., at the Company's corporate offices at 1004 McKee Road, Oakdale, Pennsylvania, or at any adjournment thereof. This Proxy Statement is being mailed to shareholders on or about April 30, 1999. As used in this Proxy Statement, the terms "Mastech" and "the Company" refer to Mastech Corporation (or its predecessor) and its subsidiaries, unless the context otherwise requires.

  Only holders of record of the Common Stock as of the close of business on March 26, 1999 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On the Record Date, there were 50,352,671 shares of Common Stock outstanding.

  All shares of Common Stock represented by valid proxies received by the Secretary of the Company at or prior to the Annual Meeting will be voted as specified in the proxy. If no specification is made, the shares will be voted FOR the election of the Board's nominee to the Board of Directors and each of the matters submitted by the Board of Directors for vote by the shareholders. Unless otherwise indicated by the shareholder, the proxy card also confers discretionary authority on the Board-appointed proxies to vote the shares represented by the proxy on any matter that is properly presented for action at the Annual Meeting. A shareholder giving a proxy has the power to revoke it any time prior to its exercise by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a later date (though no revocation shall be effective until notice thereof has been given to the Secretary of the Company), or by attendance at the meeting and voting his or her shares in person.

  The presence in person or by proxy of the holders of a majority of the shares of Common Stock outstanding is required to constitute a quorum for the transaction of business at the Annual Meeting. The holders of Common Stock have one vote for each share held by them as of the Record Date. In the election of directors, the duly nominated candidates receiving the highest number of votes will be elected as directors. Under Pennsylvania law and the Company's Bylaws, abstentions and broker non-votes (shares held of record by a broker which are present at the meeting by proxy, but which the broker does not have authority to vote with respect to the matter in question) will have no effect on the vote on any matter to come before the meeting.

                                  PROPOSAL 1

                             ELECTION OF DIRECTOR

  The Company's Articles of Incorporation provide that the number of directors constituting the entire Board shall be five (5).

  The Company's Board of Directors is divided into three (3) classes, each as nearly equal in number as possible, with one class being elected each year for a term of three (3) years as follows: one (1) Class C director whose term expires in 1999; two (2) Class A directors whose terms expire in 2000; and two
(2) Class B directors whose terms expire in 2001. Therefore, one (1) director is being elected to Class C at the Annual Meeting for a three-year term expiring in the year 2002.

  The persons named as proxies on the enclosed proxy card were selected by the Board of Directors and have advised the Board of Directors that, unless authority is withheld, they intend to vote the shares represented by them at the Annual Meeting for the election to Class C of Sunil Wadhwani, the nominee of the Board of Directors, who presently serves as a director of the Company.

  The Board of Directors knows of no reason why Mr. Wadhwani would be unable to serve as director. If at the time of the Annual Meeting Mr. Wadhwani is unable or unwilling to serve as a director of the Company, the persons named as proxies intend to vote for such substitute as may be nominated by the Board of Directors.

  The section captioned "Board of Directors and Certain Board Committees" sets forth certain information concerning the Company's nominee for election to the Board of Directors at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR MR. WADHWANI FOR ELECTION AS DIRECTOR.

                BOARD OF DIRECTORS AND CERTAIN BOARD COMMITTEES

Nominee for Director in Class C Whose Term Expires in 2002

  Sunil Wadhwani, age 46, has served as Co-Chairman and Chief Executive Officer of the Company since October 1996, and as a director since 1986. From 1986 through September 1996, he served as Chairman of the Company and held several other offices, including Vice President, Secretary and Treasurer. From 1981 to 1986, Mr. Wadhwani served as President of Uro-Valve, Inc., a start-up manufacturer of specialized medical devices that he founded in 1981. Prior to 1981, Mr. Wadhwani worked as a management consultant assisting companies in strategic planning, operations, marketing and sales.

Directors in Class B Whose Terms Expire in 2001

  Ashok Trivedi, age 50, has served as Co-Chairman and President of the Company since October 1996, and as a director since 1988. He was elected by the shareholders in 1998 to serve a three year term expiring in 2001. From 1988 through September 1996, Mr. Trivedi served as President of the Company and held other offices, including Secretary and Treasurer. From 1976 to 1988, he held various marketing and management positions with Unisys Corporation.

  Ed Yourdon, age 55, was appointed as a director of the Company effective immediately after the Company's initial public offering in December 1996, and was elected by the shareholders in 1998 to serve a three year term expiring in 2001. Mr. Yourdon has served as a consultant to the information technology industry for the past thirty five years, most currently focusing on the Internet, Year 2000, business re-engineering, object technology and the design of Internet/intranet software applications.

Directors in Class A Whose Terms Expire in 2000

  Michel Berty, age 59, was appointed as a director of the Company effective immediately after the Company's initial public offering in December 1996, and was elected by the shareholders in 1997 to serve a three year term expiring in 2000. Mr. Berty served in various executive and management positions with the Cap Gemini Group from 1972 through April 1997, most recently, from 1992 through April 1997, as Chairman and Chief Executive Officer of the American subsidiary of Cap Gemini. Mr. Berty serves as a member of the board of directors of Ascent Logic Corporation, BuySMART, Inc., Elligent Consulting, Level 8 Systems, Merant and Sapiens International. He is also the President of PAC U.S., the American subsidiary of PAC, a foreign information technology strategy consulting firm.

  J. Gordon Garrett, age 59, was appointed as a director of the Company effective immediately after the Company's initial public offering in December 1996, and was elected by the shareholders in 1997 to serve a three year term expiring in 2000. He is currently Senior Vice President of Ricoh Corp., Caldwell, New Jersey and Chief Executive Officer of Ricoh Canada, a position he has held since 1995. From 1991 to 1995, Mr. Garrett was Chairman of the Board, Chief Executive Officer and President of Information Systems Management
(ISM) Corporation. He held the position of President of Gestetner USA from 1989 to 1991 and is a board member of NULOGIX Technical Services, Inc. (a subsidiary of IBM Canada).

  The Board of Directors has established an Audit Committee, Compensation Committee and an Executive Committee. During 1998, the Board of Directors met four (4) times with all directors attending each meeting. The Company does not have a standing nominating committee.

Audit Committee

  The Board has an Audit Committee comprised of Messrs. Garrett, Berty and Wadhwani, a majority of whom are independent directors. The Audit Committee's duties include recommending to the Board of Directors the firm of independent accountants to audit the Company's financial statements, reviewing the scope and results of the independent auditors' activities and the fees proposed and charged therefor, reviewing the adequacy of internal controls, reviewing the scope and results of internal audit activities, and reporting the results of the committee's activities to the full Board. During 1998, the Audit Committee met twice with all committee members attending each meeting.

Compensation Committee

  The Board has a Compensation Committee, consisting of Messrs. Garrett, Berty and Trivedi, a majority of whom are independent directors. The Compensation Committee is responsible for reviewing and approving matters involving the compensation of directors and executive officers of the Company, periodically reviewing management development plans, administering the incentive compensation plans and making recommendations to the full Board on these matters. During 1998, the Compensation Committee met twice with all committee members attending each meeting.

Executive Committee

  The Board has an Executive Committee, consisting of Messrs. Wadhwani and Trivedi, which exercises the full power of the Board of Directors between meetings of the Board, provided, however, that the Executive Committee does not have power or authority to: (i) approve any fundamental change that requires shareholder approval; (ii) create or fill vacancies on the Board of Directors; (iii) adopt, amend or repeal the Bylaws; (iv) take any action with respect to the compensation of executive officers; (v) take any other action committed by resolution of the Board of Directors to another committee of the Board of Directors; (vi) authorize the issuance of any shares of the Company's stock; or (vii) authorize any distributions with respect to the Company's outstanding shares. The Executive Committee did not meet during 1998.

                            DIRECTORS' COMPENSATION

  Directors who are not executive officers of the Company are paid an annual retainer of $20,000, and all directors are reimbursed for travel expenses incurred in connection with attending Board and committee meetings. Directors are not entitled to additional fees for serving on committees of the Board of Directors. Pursuant to the terms of the Company's 1996 Stock Incentive Plan, as amended, each of Messrs. Berty, Garrett and Yourdon, the non-employee directors of the Company, were granted options to purchase 15,000 shares of Common Stock in December of 1996. The exercise price for these options is $15 per share, which was the price per share for the Common Stock in the Company's initial public offering. The options vest in annual installments equally over three years commencing December 16, 1997, and expire ten years after grant, subject to earlier termination if the optionee ceases to serve as a director prior to vesting. On April 10, 1998 (the "Distribution Date"), the Company effected a 2-for-1 stock split in the form of a 100% stock distribution. Each unexercised option as of the Distribution Date was automatically converted into a right to receive two shares of Common Stock at an exercise price of $7.50 per share.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of February 26, 1999 of: (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each executive officer named in the Summary Compensation Table under the caption "Executive Officers and Executive Compensation" below; and (iii) all directors and executive officers of the Company as a group. As of February 26, 1999, there were 50,330,605 shares of Common Stock outstanding. Except as noted, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, subject to community property laws where applicable.

                                                        Amount and Nature of
                                                        Beneficial Ownership
                                                     --------------------------
                                                                  Percentage of
                                                      Shares of   Common Stock
Name and Address of Beneficial Owner                 Common Stock  Outstanding
------------------------------------                 ------------ -------------
Sunil Wadhwani (1)(2)...............................  14,880,000      29.6%
Ramesh Thadani, as co-trustee of a Wadhwani family
 trust (2)(3).......................................   2,552,261       5.1
Ashok Trivedi (2)(4)................................  14,880,000      29.6
Arun Nayar, as co-trustee of certain Trivedi family
 trusts (2)(5)......................................   4,370,597       8.7
Mohan Phanse, as co-trustee of certain Trivedi
 family trusts (2)(5)...............................   2,550,597       5.1
Michel Berty........................................      10,000         *
J. Gordon Garrett...................................      25,600         *
Ed Yourdon..........................................      20,000         *
Steven Shangold (6).................................      40,000         *
Lisa Kustra (6).....................................      30,000         *
Ajmal Noorani.......................................      20,000         *
All directors and executive officers as a group 13
 persons (7)........................................  29,985,600      59.6

--------
  *Less than 1%

(1) Includes 4,372,261 shares held by three family trusts, for which Mr. Wadhwani is a co-trustee with sole investment power and no voting power over such shares.

(2) The address of Messrs. Wadhwani, Trivedi, Thadani, Nayar and Phanse is c/o Mastech Corporation, 1004 McKee Road, Oakdale, Pennsylvania 15071.

(3) Mr. Thadani is a co-trustee of two of the Wadhwani family trusts referred to in note 1, above, with no investment power and sole voting power over such shares.

(4) Includes 4,370,597 shares held by three family trusts, for which Mr. Trivedi is a co-trustee with sole investment power and no voting power over such shares.

(5) Mr. Nayar is co-trustee of the three Trivedi family trusts and Mr. Phanse is co-trustee of two of the Trivedi family trusts, in each case, referred to in note 4 above, with no investment power and shared voting power over such shares.

(6) Includes 10,000 shares of Common Stock underlying options which are exercisable on or before February 26, 1999 or within 60 days after such date.

(7) Includes 80,000 shares of Common Stock underlying options which are exercisable on or before February 26, 1999 or within 60 days after such date.

                 EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

  In addition to Messrs. Wadhwani and Trivedi, whose positions and background are discussed above, the following persons serve as executive officers of the
Company:

  Murali Balasubamanyam, age 43, has served as Co-Managing Director of Scott Systems, a wholly owned subsidiary of the Company, since July 1998. From October 1995 to June 1998, he served as the Company's Vice President--Human Resources and from September 1994 to September 1995, he served as the Company's Director--Human Resources. Prior to joining the Company, he served as Deputy General Manager (Human Resources) with HCL Group of Companies from November 1992 to September 1994. Mr. Balasubamanyam earned a Bachelor's degree in Business Administration from Madurai University.

  Lisa Kustra, age 39, has served as Senior Vice President--Enterprise Package Solutions Division of the Company since August 1998. From September 1997 to July 1998, she served as the Vice President--Enterprise Package Solutions Division and from January 1996 to August 1997, she served as the Director of the Company's Enterprise Package Solutions Division. From August 1992 to December 1995, Ms. Kustra held various managerial positions with the Company including National Sales Manager--Strategic Alliance Division. Ms. Kustra earned Bachelors' degrees in Business Management and Psychology from the University of Pittsburgh.

  Jeffrey McCandless, age 40, has served as Vice President--Finance and Chief Financial Officer of the Company since November 1997. Prior to joining the Company, he was employed by Winner International as Chief Financial Officer from November 1991 through October 1997. Mr. McCandless is a certified public accountant with over 19 years of financial and operational experience. Mr. McCandless earned a Bachelor's degree in Business Administration from Westminster College.

  Ajmal Noorani, age 37, has served as Vice President--E-Business Solutions Division of the Company since March 1999. From June 1996 to February 1999 he was the Company's Vice President--International Operations. From June 1994 to May 1996, he was employed by Mellon Bank as an Assistant Vice President-- Corporate Finance. From 1990 to May 1994, Mr. Noorani held a number of positions with the Company, including Director--Government Division. Mr. Noorani earned a Master's degree in Industrial Administration from Carnegie-Mellon University and a Bachelor's degree in Engineering from Maharaja Sayajrao University.

  Sushma Rajagopalan, age 35, has served as Vice President--Global Resourcing and Recruiting of the Company since October 1995. From June 1993 to October 1995, she served as the Company's Director--Federal Division, and between November 1992 and June 1993, she held various managerial positions with the Company. Ms. Rajagopalan earned a Master's degree in Personnel Management from the Tata Institute of Social Sciences.

  Steven Shangold, age 38, has served as Senior Vice President--U.S. Client Services for the Company since August 1998. From September 1995 through July 1998, he served as the Company's Vice President of U.S. Sales and Marketing. From February 1992 through September 1995, he served as the Company's Sales Director--Commercial Division. Mr. Shangold earned a Bachelor's degree in Management from Syracuse University and a Bachelor's degree in Advertising from the S.I. Newhouse School.

  Michael Zugay, age 47, has served as Vice President--Corporate Development of the Company since November 1997. From March 1995 through October 1997, he served as the Company's Vice President--Finance. From March 1994 to March 1995, he served as an independent consultant to the steel industry. From 1990 through February 1994, he served as President and CEO of Bliss-Salem, Inc., a provider of products to the steel industry. Mr. Zugay is a certified public accountant with over 25 years of financial and operational experience. Mr. Zugay earned a Bachelor's degree in Business Management from Indiana University of Pennsylvania.

  The Company's executive officers are appointed annually by, and serve at the discretion of, the Board of Directors. Each executive officer is a full-time employee of the Company. There are no family relationships between any director or executive officer of the Company.

                          SUMMARY COMPENSATION TABLE

  The following table sets forth certain information with respect to the annual and long-term compensation of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (such executive officers are sometimes collectively referred to herein as the "Named Executive Officers"). The information in this table is presented for the three years ended December 31, 1998.

                                                                                 Long-Term
                                        Annual Compensation                 Compensation Awards
                             ------------------------------------------- --------------------------
                                                                                        Securities
                                                            Other Annual  Restricted    Underlying   All Other
                                                            Compensation Stock Awards  Options/SARs Compensation
Name and Principal Position  Year Salary ($)   Bonus ($)(2)  ($)(3)(4)        ($)          (#)          ($)
---------------------------  ---- ----------   ------------ ------------ ------------  ------------ ------------
Sunil Wadhwani               1998  303,846       288,879       20,540           --            --           --
 Co-Chairman and Chief       1997  300,000       158,473       20,334           --            --           --
 Executive Officer           1996  168,000(1)         --       21,050           --            --           --

Ashok Trivedi                1998  303,846       288,879       20,414           --            --           --
 Co-Chairman                 1997  300,000       158,473       20,306           --            --           --
 and President               1996  168,000(1)         --       20,963           --            --           --

Steven Shangold              1998  219,871       206,577           --           --       150,000           --
 Senior Vice President--     1997  150,000       186,365           --           --            --           --
 U.S. Client Services        1996  126,667        74,265           --      819,000(5)     50,000      819,000(5)

Lisa Kustra                  1998  164,564       210,708           --           --        90,000           --
 Senior Vice President--     1997   80,000       170,240           --           --            --           --
 Enterprise Package          1996   70,000        61,484           --           --       104,000           --
 Solutions Division

Ajmal Noorani                1998  179,808       105,421           --           --            --           --
 Vice President--            1997  150,000        73,672           --           --            --           --
  E-Business
 Solutions Division          1996   64,615        10,000           --           --       124,000           --

--------
(1) Prior to the initial public offering in 1996, Messrs. Wadhwani and Trivedi received Subchapter S distributions as shareholders of the Company. Following the initial public offering this practice was terminated.

(2) Bonuses were paid in 1998, 1997 and 1996 for performance in 1997, 1996 and 1995, respectively. The 1996 bonus amount for Ms. Kustra includes sales commissions of $27,967.

(3) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted when such perquisites and other personal benefits constituted less than 10% of the total annual salary and bonus for each of the named executive officers for such year.

(4) During 1998, 1997 and 1996, the Company leased automobiles for Messrs. Wadhwani and Trivedi. The incremental costs to the Company in 1998, 1997 and 1996 for the automobiles leased was $20,540, $20,334 and $21,050, respectively for Mr. Wadhwani and $20,414, $20,306 and $20,963, respectively for Mr. Trivedi.

(5) As compensation for past services, the Company paid Mr. Shangold an amount equal to the value of 109,200 shares of Common Stock at the initial public offering price of $15 per share. One-half of this payment was made in cash, at Mr. Shangold's election. The remaining half of this obligation was satisfied through the issuance of 54,600 shares of restricted Common Stock. In December 1997, Mr. Shangold sold 25,000 shares of the restricted stock under the above agreement and he sold the remaining shares in 1998.

                           OPTION GRANTS DURING 1998

  The following table sets forth the number of shares of the Company's Common Stock underlying options granted, the exercise price per share and the expiration date of all options granted to each of the Named Executive Officers during 1998.

                                                Individual Grants
                         ---------------------------------------------------------------
                          Number of   Percent of Total
                          Securities    Options/SARs   Exercise or
                          Underlying     Granted to    Base Price             Grant Date
                         Options/SARs   Employees in    Per Share  Expiration   Value
Executive Officer        Granted (1)    Fiscal Year       $/SH        Date      ($)(2)
-----------------        ------------ ---------------- ----------- ---------- ----------
Sunil Wadhwani..........        --           --              --          --          --
Ashok Trivedi...........        --           --              --          --          --
Steven Shangold.........    50,000          2.9%          15.88      1/1/08     400,840
                           100,000          5.9%          20.53      9/1/08   1,015,660
Lisa Kustra.............    40,000          2.3%          15.88      1/1/08     320,672
                            50,000          2.9%          20.53      9/1/08     507,830
Ajmal Noorani...........        --           --              --          --          --

--------
(1) The options granted during 1998 vest as follows: (i) of the 50,000 options awarded to Mr. Shangold on January 1, 1998, 20,000, 15,000 and 15,000 vest on December 31, 1998, July 1, 1999 and July 1, 2000, respectively; (ii) of the 100,000 options awarded to Mr. Shangold on September 1, 1998, these vest in equal quarterly installments over ten quarters commencing on December 1, 1998; (iii) of the 40,000 options awarded to Ms. Kustra on January 1, 1998, these vest in equal annual installments over three years commencing July 1, 1998; (iv) of the 50,000 options awarded to Ms. Kustra on September 1, 1998, 10,000 vest on March 1, 1999, September 1, 1999, March 1, 2000, September 1, 2000 and December 1, 2000, respectively.

(2) The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for grants in 1998: (i) risk free interest rate of 5.6%; (ii) expected dividend yield of 0.0%; (iii) expected life of options of five (5) years; and (iv) an expected volatility rate of 50.0%.

            OPTION EXERCISES DURING 1998 AND YEAR END OPTION VALUES

  The following table sets forth the aggregate dollar value of all options exercised and the total number of unexercised options held, on December 31, 1998, by each of the Named Executive Officers:

                                                        Number of Securities       Value of In-The-Money
                                                       Underlying Options/SARs          Options/SARs
                                                       at Fiscal Year End (#)      at Fiscal Year End ($)
                         Shares Acquired    Value     ------------------------- ----------------------------
Executive Officer        on Exercise (#) Realized ($) Exercisable/Unexercisable Exercisable/Unexercisable(1)
-----------------        --------------- ------------ ------------------------- ----------------------------
Sunil Wadhwani..........         --              --             --/--                      --/--
Ashok Trivedi...........         --              --             --/--                      --/--
Steven Shangold.........         --              --        30,000/170,000            $335,930/2,167,120
Lisa Kustra.............     33,334        $429,155        20,000/116,666            $422,500/1,589,641
Ajmal Noorani...........      4,000        $ 61,163         20,000/60,000            $422,500/1,267,500

--------
(1) The closing price for the Company's Common Stock as reported by THE NASDAQ NATIONAL MARKET tier of THE NASDAQ STOCK MARKET on December 31, 1998 was $28.625. Value is calculated on the basis of the difference between the option exercise price and $28.625, multiplied by the number of shares of Common Stock underlying the option.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and change in ownership with the Securities and Exchange Commission and Nasdaq. Directors, executive officers and other 10 percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file.

  Based solely on its review of the copies of such reports, and written representations from the reporting persons, the Company believes that during 1998, all filing requirements under Section 16(a) applicable to its directors and executive officers were met, except that each of Steven Shangold and Lisa Kustra did not report on a timely basis one report disclosing the receipt of an award of stock options pursuant to the Company's 1996 Stock Incentive Plan.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee is comprised of Messrs. Garrett, Berty and Trivedi. No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company.

             REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF
                      DIRECTORS ON EXECUTIVE COMPENSATION

Introduction

  The following report of the Compensation Committee of the Board of Directors of the Company shall not be deemed incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Exchange Act, and shall not be deemed filed under either of the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates this information by reference.

  The Compensation Committee is responsible for reviewing and approving matters involving the compensation of directors and executive officers of the Company, periodically reviewing management development plans and making recommendations to the full Board on these matters as well as matters involving the Company's 1996 Stock Incentive Plan, as amended. The Compensation Committee met twice during fiscal 1998 to carry out the aforementioned duties.

Co-Chairman Compensation

  The key components of executive officer compensation are salary, bonus and stock option awards. Each of Messrs. Wadhwani and Trivedi is party to a two-year employment agreement (collectively the "Executive Employment Agreements") that were negotiated at arms-length and entered into prior to the Company's initial public offering but did not become effective until the offering was consummated. Each of the Executive Employment Agreements automatically extends for one month at the end of each month unless either party gives notice of their intention to terminate the agreement at the end of the term. Each Executive Employment Agreement provides for a base salary of $300,000 (subject to increase by the Board of Directors) and the right to receive discretionary performance bonuses of not less than $200,000 upon approval by the Board of Directors and payable no later than April 15 of each calendar year.

Compensation Philosophy

  The members of the Compensation Committee hold primary responsibility for determining the remaining executive officer compensation levels. The Compensation Committee has adopted a compensation philosophy intended to align compensation with the Company's overall business strategy. The philosophy guiding the executive compensation program is designed to link executive compensation and shareholder value in order to attract, retain and motivate high quality employees capable of maximizing shareholder value. The goals of the program are:

  . To compensate executive employees in a manner that aligns the employees' interests with the interests of the shareholders;

  .  To reward executives for successful long-term strategic management;

  .  To recognize outstanding performance; and

  .  To attract and retain highly qualified and motivated executives.

  The strategy established by the Compensation Committee with respect to executive compensation includes maintaining base salaries for executives and providing bonuses which, when combined with base salary amounts, give the Company's executives the potential to earn in excess of competitive industry compensation if certain subjective and objective performance goals for the Company are achieved. The Compensation Committee intends to continue to grant, or recommend to the Board of Directors that it approve the granting of stock options to the Company's executives and other key employees at current market value, which options have no monetary value to the executives unless and until the market price of the Company's Common Stock increases. The mix of base salary, bonuses and stock option awards reflects the Compensation Committee's intention to link executive compensation to the Company's operational performance and the price of its Common Stock. The Compensation Committee anticipates that bonus payments and option grants made during 1999 and thereafter will be based on a subjective analysis of various performance criteria and will not directly be tied to any one factor.

1996 Stock Incentive Plan

  The Company's long term incentives are in the form of stock options, stock appreciation rights ("SARs"), restricted or unrestricted stock awards and performance share awards to directors, executives and other key employees and consultants under the 1996 Stock Incentive Plan (the "1996 Plan") adopted by the Board of Directors prior to the Company's initial public offering. The shareholders of the Company have approved two subsequent amendments to the 1996 Plan since its adoption. The first amendment, on June 1, 1998, increased the number of shares available for issuance under the 1996 Plan to 10% of the outstanding shares of Common Stock of the Company on each December 31 beginning on December 31, 1998, provided, however, that the foregoing formula shall never result in a decrease in the maximum number of shares of Common Stock available under the 1996 Plan. The 1996 Plan was amended again by affirmative vote of a majority of the shareholders on February 1, 1999 to increase the available amount of shares of Common Stock issuable under the 1996 Plan from 10% to 15%. As of December 31, 1998 there were 3,605,286 shares of Common Stock available for issuance under the 1996 Plan, as amended.

  The objective of these awards is to advance the longer term interests of the Company and its shareholders and complement incentives tied to annual performance. These awards provide rewards to directors, executives and other key employees and consultants upon the creation of incremental shareholder value and attainment of long-term earnings goals. Stock incentive awards under the 1996 Plan produce value to participants only if the price of the Company's stock appreciates, thereby directly linking the interests of the participants with those of the shareholders. Subject to the provisions of the 1996 Plan, the Plan Administrator (which may be either the full Board of Directors or a committee thereof including members of the Compensation Committee) in its discretion, selects the recipients of awards and the number of shares or options granted thereunder and determines other matters such as (i) vesting schedules, (ii) the exercise price of options, (iii) the duration of awards and (iv) the price of SARs.

Deductibility of Executive Compensation Expenses

  In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended, the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000, paid to any Named Executive Officer, except to the extent such excess constitutes performance-based compensation. The policy of the Company is to qualify future performance-based compensation arrangements to ensure deductibility in those cases where the Committee believes that shareholder value is maximized by this approach.

                                          Respectively submitted,
                                          The Compensation Committee

                                          Ashok Trivedi
                                          J. Gordon Garrett
                                          Michel Berty

Employment Agreements

  The Company has entered into substantially identical employment contracts with Messrs. Wadhwani and Trivedi, pursuant to which each of them serves as an executive officer of the Company at an annual base salary of not less than $300,000, plus an annual bonus of not less than $200,000 if performance goals to be established by the Compensation Committee of the Board of Directors are met. The agreements have a term of 24 months and automatically extend for one month at the end of each month unless either party gives notice of their intention to terminate the agreement at the end of the term. The agreements provide that upon termination of employment by the Company other than for cause (as defined in the agreements) or death, disability or retirement, the Company shall pay the officer a lump sum amount equal to the amount the executive would have been paid, based upon his base salary at the time of termination, if such executive had remained an employee for the full term of his contract, plus shares of Common Stock having a value equal to the value of the executive's vested stock options and stock appreciation rights. In such event, the Company will also provide health insurance for the executive for the remainder of his life at the level in effect for other executives prior to his termination for the remainder of the term. In the event the executive is terminated due to a disability, the Company will continue to pay for three years the executive's salary and an amount equal to his bonus in the year prior to his termination, reduced by any amounts paid to the executive under the Company's disability plan. Under the agreements, the Company agrees to indemnify the executive to the full extent not prohibited by law for liabilities he incurs in his capacity as a director, officer or controlling person of the Company. Under the agreements, the executives agree to a noncompetition covenant during the term of the agreement and for one year after the termination of their employment for cause and to nonsolicitation and nondisclosure covenants during the term of the agreement and for one year after the termination of their employment for any reason.

  The other Named Executive Officers are parties to employment agreements which outline their responsibilities and provide generally for base salary plus annual incentive bonuses. These Named Executive Officers are "at-will" employees of the Company and can be terminated by the Company with or without cause, or they may resign. Under the agreements, the Named Executive Officers are entitled to three months' salary continuation if they are terminated by the Company without cause generally, and to six months' salary continuation if they are terminated by the Company without cause during the 90 days following the sale of the Company to a third party. The employment agreements also contain confidentiality provisions and noncompetition and nonsolicitation covenants.

                            STOCK PERFORMANCE CHART

  The following graph shows a comparison of the cumulative total return on the Company's Common Stock during the period commencing on December 16, 1996, the date of the Company's initial public offering and ended December 31, 1998, with the cumulative total return during such period for (i) the Standard and Poor's 500 Composite Index ("S & P 500") and (ii) a peer group index* selected by the Company's management which includes seven public companies within the Company's industry. The comparison assumes $100 was invested on December 16, 1996 in the Company's stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.


                             [GRAPH APPEARS HERE]
                  COMPARISON OF THREE YEAR CUMULATIVE RETURN
                 AMONG MASTECH CORP., PEER GROUP INDEX AND S&P 500 INDEX

Measurement period           MASTECH             PEER GROUP          S&P 500
(Fiscal year Covered)        CORP.               Index               Index
---------------------        --------            -------             -------
Measurement PT -
 12/16/96                    $100                $100                $100
FYE 12/31/97                 $212                $172                $135
FYE 12/31/98                 $382                $139                $171



  The Common Stock is currently traded on the NASDAQ NATIONAL MARKET tier of THE NASDAQ STOCK MARKET under the SYMBOL "MAST".
--------
* The peer group index reflects the stock performance of the following information technology companies: Cambridge Technology Partners, Inc., CIBER, Inc., Computer Horizons Corp., Computer Management Sciences, Inc., Keane, Inc., Technology Solutions Company and Whittman-Hart, Inc.

                       CERTAIN RELATED PARTY TRANSACTIONS

  Mascot Systems, a wholly owned subsidiary of the Company, leases from the controlling shareholders the office space for the offshore software development facilities in Bangalore, India. The acquisition of the real estate and the construction of this office building (but not the buildout of the office space) was financed entirely by Messrs. Wadhwani and Trivedi out of personal funds. Specifically, Mascot Systems leases approximately 4,500 square feet of office space on one floor of an office building located in Bangalore which floor is owned by Messrs. Wadhwani and Trivedi. The lease has a ten-year term expiring in February 2008, with a rent revision clause every March, and the rent is approximately $29,000 per year. Mascot Systems also leases a 32,500-square-foot office building located in Bangalore from Messrs. Wadhwani and Trivedi. This lease has a ten-year term expiring in October 2006, and the rent is approximately $95,000 per year. The Offshore Development Center at Chennai was partly functional during 1998 and fully functional beginning January 1, 1999. The lease agreement effective for a ten-year period effective March 1998 and expiring February 2008 has an annual rent of $449,000. The rental agreement may be revised each March. Since the facility was partly occupied during 1998, rent paid to Messrs. Wadhwani and Trivedi was $118,000. Mascot Systems has also rented approximately 9,000 square feet of space for its facilities located in Bangalore and Chennai for which rent in the amount of $9,000 was paid during 1998.

  Scott Systems, a wholly owned subsidiary of the Company, leases, for its training facilities, approximately 2,100 square feet of office space on one floor of an office building located in Mumbai (Bombay, India). The leased space is divided into five separately owned suites owned individually by Messrs. Wadhwani and Trivedi. The lease expires in March 2003, and the aggregate rent is approximately $20,000 per year. Scott Systems also leases further office space of approximately 900 square feet on another floor in the same office building which is owned by Messrs. Wadhwani and Trivedi. This lease has a term that expires in August 2007, and the rent is $6,000 per year. Scott Systems also leases a portion of the Pune facility from Messrs. Wadhwani and Trivedi. This lease covers 7,500 square feet and expires in August 2007. The rent is approximately $18,000 per year.

                                 OTHER MATTERS

  The Board of Directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

  All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for reasonable out-of-pocket expenses in connection with the distribution of proxy solicitation material.

  A copy of the Company's Annual Report to Shareholders for the year ended December 31, 1998 is being furnished with this proxy statement. The Company will, upon written request of any shareholder, furnish without charge a copy of its Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the Securities and Exchange Commission, without exhibits. Please address all such requests to the Company, Attention of Jeffrey McCandless, Vice President--Finance and Chief Financial Officer, 1004 McKee Road, Oakdale, Pennsylvania 15071. Exhibits will be provided upon request and payment of an appropriate processing fee.

               DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

  Proposals of shareholders intended to be presented at the 2000 Annual Meeting of Shareholders must be received by the Company at its principal office in Oakdale, Pennsylvania not later than January 1, 2000 for inclusion in the Proxy Statement for that meeting.

April 30, 1999

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING. WE APPRECIATE YOUR COOPERATION.

                              MASTECH CORPORATION

          This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Sunil Wadhwani and Ashok Trivedi and each of them Proxies with power to appoint a substitute and hereby authorizes them to represent and to vote all shares of Common Stock of Mastech Corporation (the "Company") held of record by the undersigned on March 26, 1999 at the Annual Meeting of Shareholders of the Company to be held on June 1, 1999 and at any adjournment thereof, and to vote as directed on the reverse side of this form and, in their discretion, upon such other matters not specified as may properly come before said meeting.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED, FOR THE ELECTION OF A DIRECTOR, AND IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

              (IMPORTANT--TO BE SIGNED AND DATED ON REVERSE SIDE)

                          /\ FOLD AND DETACH HERE /\

                                                              Please mark
                                                             your votes as X
                                                              indicated on
                                                              this example.


Proposal 1 -- Election of Director   NOMINEE: Sunil Wadhwani

                  WITHHOLD
    FOR           AUTHORITY
  nominee        to vote for
  listed        nominee listed
   [ ]              [ ]

The Board of Directors recommends a vote FOR Proposal 1.


The undersigned hereby acknowledges receipt of the notice of Annual Meeting and Proxy Statement.

PLEASE SIGN, DATE AND RETURN YOUR PROXY
PROMPTLY IN THE ENCLOSED ENVELOPE. NO
POSTAGE IS REQUIRED IF MAILED IN THE
UNITED STATES.

NOTE: Please sign name(s) exactly as printed hereon.
Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


----------------------------------------------------
                     Signature

DATE                                         , 1999.
    ----------------------------------------

Shareholder(s) sign above exactly as name is printed on label. If signing as representative, so indicate. For joint accounts, all owners should sign.



                          /\ FOLD AND DETACH HERE /\